Exhibit 3.3
                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           MEDICAL STERILIZATION, INC.

              Under Section 805 of the Business Corporation Law

      We, Kennard H. Morganstern and Harvey Cohen, being respectively the President and Secretary of Medical Sterilization, Inc., hereby certify:
      1.    The name of the Corporation is
                         MEDICAL STERILIZATION, INC.
      2. The Certificate of Incorporation was filed on May 27, 1982 under the name GENERAL STERILIZATION SERVICES, INC. Restated Certificates of Incorporation and amendments to the Certificate of Incorporation were filed on May 12, 1983, August 5, 1983, May 24, 1989 and January 4, 1990.
      3. The Certificate of Incorporation is amended by the addition of provisions stating the number, designation, relative rights, preferences and limitations of a Series B Convertible Preferred Stock, par value $.01 per share, and a Series C Convertible Preferred Stock, par value of $.01 per share, as fixed by the Board of Directors before the issuance of such series, under authority contained in the Certificate of Incorporation and as permitted by
Section 502 of the Business Corporation Law.
      4. The 800,000 issued and outstanding shares of Series A Convertible Preferred Stock, par value $.01, are to be exchanged for 1,000,000 shares of Series B Convertible Preferred Stock, par value $.01 per share, and 1,542,000 shares of Series C Convertible Preferred Stock, par value $.01 per share, at an exchange rate of 1.25 shares of Series B Convertible Preferred Stock and 1.9275 shares of Series C Convertible Preferred Stock for each shares of Series A Convertible Preferred Stock. The One Million (1,000,000) shares of Series A Convertible Preferred Stock, par value $.01 per




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share, heretofore authorized of which 800,000 shares are issued and 200,000 shares are unissued, shall be eliminated.
      5.    Paragraph "FOURTH A." of the Restated Certificate of
Incorporation is hereby amended to read as follows:
      "FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is Thirteen Million (13,000,000) shares to consist of Ten Million (10,000,000) shares of Common Stock, with a par value of $.01 per share and Three Million (3,000,000) shares of Preferred Stock, with a par value of $.01 per share.

      The respective designations, preferences, privileges and voting powers or restrictions or qualifications of each class of stock are as follows:

            A. Preferred Stock. (a) The Preferred Stock may be issued from time to time in one or more series and with such designation for each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series adopted by the Board of Directors. The Board of Directors in any such resolution or resolutions is expressly authorized to state and express for each such series:

                  (i) Voting rights, if any, including without limitation the authority to confer multiple votes per share, voting rights as to specified matters or issues such as mergers, consolidations or sales of assets, or voting rights to be exercised either together with holders of Common Stock as a single class, or independently as a separate class;

                  (ii) The rate per annum and the times at and conditions upon which the holders of stock of such series shall be entitled to receive dividends, and whether such dividends shall be cumulative or non-cumulative and if cumulative the terms upon which such dividends shall be cumulative;

                  (iii) The price or prices and the time or times at and the manner in which the stock of such series shall be redeemable;

                  (iv) The rights to which the holders of the shares of stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (v) The terms, if any, upon which the shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and



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

                  (vi) Any other designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof so far as they are not inconsistent with the provisions of the Certificate of Incorporation, as amended, and to the full extent now or hereafter permitted by the laws of the State of New York.

      All shares of the Preferred Stock of any one series shall be identical to each other in all aspects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof, if cumulative, shall be cumulative.

            (b)   Number of Shares.

                  (i) The Series A Convertible Preferred Stock authorized pursuant to the Certificate of Amendment filed January 4, 1990 consisting of 800,000 issued shares and 200,000 unissued shares is eliminated pursuant to the written consent of 93.75% of the outstanding Series A Convertible Preferred Stock.

                  (ii) One Million (1,000,000) shares of authorized Preferred Stock of the par value of $.01 each shall be issued in and as a series to be designated "Series B Convertible Preferred Stock."

                  (iii) 1,542,000 shares of authorized Preferred Stock of the par value of $.01 each shall be issued in and as a series to be designated "Series C Convertible Preferred Stock."

                  (iv) The term Preferred Stock, as used herein, shall include all of the shares of Preferred Stock authorized by the Board of Directors pursuant to the Certificate of Incorporation, including the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock.

            (c)   Voting.

                  (i) General. Except as may be otherwise provided in these terms of the Series B and Series C Convertible Preferred Stock or by law, the Series B and Series C Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the shareholders of the Corporation. Each share of Series B and Series C Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series B and Series C Convertible Preferred Stock is then convertible.

                  (ii) Board Size. The Corporation shall not, without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series B and Series C Convertible Preferred Stock, given in writing or by vote


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

at a meeting, consenting or voting (as the case may be) together as a single series, increase the maximum number of directors constituting the Board of Directors to a number in excess of six (6).

                  (iii) Board Seats. The holders of the Series B and Series C Convertible Preferred Stock voting together as a single series, shall be entitled to elect three (3) directors of the Corporation. The holders of the Common Stock, voting as a separate class, shall be entitled to elect the remaining directors of the Corporation. Notwithstanding the foregoing or anything else to the contrary provided in the Restated Certificate of Incorporation, if the Corporation fails or refuses, for any reason or for no reason, to redeem on the Redemption Date (as defined in paragraph (h)) all of the then outstanding shares of Series B Preferred Stock in accordance with the terms and provisions of paragraph (h), the holders of the Series B Convertible Preferred Stock, voting as a separate series, shall be entitled to elect a majority of the directors of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series B and Series C Convertible Preferred Stock then outstanding shall constitute a quorum of the Series B and Series C Convertible Preferred Stock for the election of directors to be elected solely by the holders of the Series B and Series C Convertible Preferred Stock. A vacancy in any directorship elected by the holders of the Series B and Series C Convertible Preferred Stock shall be filled only by vote or written consent of the holders of the Series B and Series C Convertible Preferred Stock.

            (d)   Dividends.

                  (i) The holders of the Series B Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, quarterly dividends at the rate per annum of Eight (8%) percent per share. The dividends may be paid in cash or accrued at the option of the Corporation. If not paid in cash the dividends (the "Accruing Dividends") shall accrue from day to day, whether or not earned or declared, and shall be cumulative from the date of issuance of the Series B Convertible Preferred Stock and shall be added to the face amount of the Series B Convertible Preferred Stock at the rate of $2.00 per share or such price adjusted pursuant to the provisions of paragraph (g)(iv) hereof at the time of conversion.

                  (ii) There are no dividends payable or accrued on the Series C Convertible Preferred Stock.

            (e) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series B Convertible Preferred Stock shall first be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series B and Series C Convertible Preferred Stock, to be paid an amount equal to $2.00 per share plus, in the


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

case of each share, an amount equal to all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends declared but unpaid thereon, computed to the date payment thereof is made available, such amount payable with respect to one share of Series B Convertible Preferred Stock being sometimes referred to as the "Series B Liquidation Preference Payment." Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series C Convertible Preferred Stock shall first be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series C Convertible Preferred Stock, to be paid an amount equal to $1.00 per share, such amount payable with respect to one share of Series C Preferred Stock being sometimes referred to as the "Series C Liquidation Preference Payment." If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B and Series C Convertible Preferred Stock shall be insufficient to permit payment in full to the holders of Series B and Series C Convertible Preferred Stock of the Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series B and Series C Convertible Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, immediately after the holders of Series B and Series C Convertible Preferred Stock shall have been paid in full the Series B and Series C Convertible Liquidation Preference Payments, the remaining net assets of the Corporation available for distribution shall be distributed ratably among the holders of Series B and Series C Convertible Preferred Stock and Common Stock (with each share of Series B and Series C Convertible Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock (including fractions of a share) into which such share of Series B and Series C Convertible Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution). Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payment shall be made, shall be given by mail, postage prepaid, or by telex to non-U.S. residents, not less than 20 days prior to the payment date stated therein, to the holders of record of Series B and Series C Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and the sale or transfer by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph (e). For purposes hereof, the Common Stock shall rank on liquidation junior to the Series B and Series C Convertible Preferred Stock.

            (f) Restrictions. At any time when shares of Series B and Series C Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Restated Certificate of Incorporation, and in addition to any other vote required by law or the Restated Certificate of Incorporation, as amended, without the approval of the holders of at least two-thirds of the then outstanding shares of Series B and Series C Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not:

                  (i) Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series B and Series C Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of the Series B and Series C Convertible Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series B and Series C Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series B and Series C Convertible Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series B and Series C Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to the Restated Certificate of Incorporation or by merger, consolidation or otherwise;

                  (ii) Consent to any liquidation, dissolution or winding up of the Corporation or consolidate or merge into or with any other entity or entities or sell or transfer all or substantially all its assets;

                  (iii) Amend, alter or repeal its Restated Certificate of Incorporation or By-laws in a manner which adversely affects the holders of Series B and Series C Convertible Preferred Stock;

                  (iv) Purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of stock other than the Series B Convertible Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to the Corporation for such shares; or

                  (v) Redeem or otherwise acquire any shares of Series B Convertible Preferred Stock except as expressly authorized in paragraph (h) hereof or pursuant to a purchase offer made pro rata to all holders of the shares of Series B Convertible Preferred Stock on the basis of the aggregate number of outstanding shares of Series B Convertible Preferred Stock then held by each such holder.

            (g) Conversions. The holders of shares of Series B and Series C Convertible Preferred Stock shall have the following conversion rights:

                  (i)(1) Right to Convert Series B Convertible Preferred Stock. Subject to the terms and conditions of this paragraph (g), the holder of any share or shares of Series B Convertible Preferred Stock shall have the right, at its option at any time prior to December 30, 1999 to convert any such shares of Series B Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series B Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series B Convertible Preferred Stock so to be converted by $2.00 and adding an amount equal to all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends declared but unpaid thereon, computed to the date of conversion and (ii) dividing the result by the conversion price of $2.00 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph (g), then by the conversion price as last adjusted and in effect at the date any share or shares of Series B Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series B Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series B Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                  (i)(2). Right to Convert Series C Convertible Preferred Stock. Subject to the terms and conditions of this paragraph (g), the holder of any share or shares of Series C Convertible Preferred Stock shall have the right, at its option at any time prior to December 30, 2004 to convert any such shares of Series C Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series C Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series C Convertible Preferred Stock so to be converted by $1.00 and (ii) dividing the result by the conversion price of $1.00 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph (g), then by the conversion price as last adjusted and in effect at the date any share or shares of Series C Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series C Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation


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

as the Corporation may designate by notice in writing to the holders of the Series C Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                  (ii) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph
(g)(i)(1) and/or (g)(i)(2) and the surrender of the certificate or certificates for the share or shares of Series B and/or Series C Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series B and/or Series C Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series B and/or Series C Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                  (iii) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series B and Series C Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case the number of shares of Series B and Series C Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph (g)(i) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B or Series C Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph (g)(ii), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series B and Series C Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

                  (iv) Adjustment of Price Upon Issuance of Common Stock. Except as provided in subparagraph (g)(vi), if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs (g)(v)(1) through (g)(v)(7), deemed to have issued or sold, any share of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price at


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

which the Corporation issued or sold, or is deemed to have issued or sold, such shares of Common Stock.

      For purposes of this subparagraph (g)(iv), the following subparagraphs
(g)(v)(1) to (g)(v)(7) shall also be applicable:

                  (v)(1). Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph (g)(v)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                  (v)(2). Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total/maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the



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Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph (g)(v)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph (g)(3), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                  (v)(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph (g)(v)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (g)(v)(1) or (g)(v)(2), or the rate at which Convertible Securities referred to in subparagraph (g)(v)(1) or (g)(v)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any such Option for the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                  (v)(4) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for dividends or distributions upon the Common Stock), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                  (v)(5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in


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

connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                  (v)(6) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (v)(7) Treasury Shares. The disposition of any shares of Common Stock owned or held by or for the account of the Corporation shall be considered an issue or sale of Common Stock for the purpose of this subparagraph (g)(iv).

                  (vi) Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance of up to an aggregate of 1,000,000 shares (appropriately adjusted to reflect the occurrence of any event described in subparagraph (g)(viii) of Common Stock to officers, directors, consultants or employees of the Corporation in connection with their employment by the Corporation, the issuance of 1,542,000 shares of Series C Convertible Preferred Stock with a conversion price of $1.00 per share and the issuance of warrants to purchase 80,000 shares of common stock of the Corporation at a price of $1.00 per share.

                  (vii) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  (viii) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities


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

or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series B and Series C Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series B and Series C Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

                  (ix) Failure to Redeem. If the Corporation fails, for any reason or for no reason, to redeem on the Redemption Date (as defined in paragraph (h) all of the then outstanding shares of Series B Convertible Preferred Stock in accordance with the terms and conditions of paragraph (h), the Conversion Price then in effect shall be immediately reduced to an amount equal to 90% thereof. Thereafter, until such redemption has been made in full in accordance with such terms and conditions, the Conversion Price shall be further reduced on the 90th day following the Redemption Date and at the end of each 90-day period thereafter to an amount equal to 90% of the Conversion Price in effect immediately prior to each such reduction.

                  (x) Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, or by telex to non-U.S. residents, addressed to each holder of shares of Series B and Series C Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

                  (xi)  Other Notices.  In case at any time:

                        (xi)(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                        (xi)(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                        (xi)(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                  (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by telex to non-U.S. residents, addressed to each holder of any shares of Series B and Series C Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                  (xii) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series B and/or Series C Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B and/or Series C Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series B and/or Series C Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Restated Certificate of Incorporation, as amended.

                  (xiii) No Reissuance of Series B or Series C Convertible Preferred Stock. Shares of Series B and/or Series C Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

                  (xiv) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series B and/or Series C Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B and/or Series C Convertible Preferred Stock which is being converted.

                  (xv) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series B and/or Series C Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B and/or Series C Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series B and Series C Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                  (xvi) Definition of Common Stock. As used in this paragraph
(g), the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.01 per share, as constituted on the date of filing of these terms of the Series B and Series C Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series B and Series C Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph (g)(viii).

                  (xvii)        Mandatory Conversion.

                        (xvii)(1) In the event that any time during the period ending October 31, 1999, the fair market price of the Corporation's Common Stock as quoted on NASDAQ, attains a price of Three ($3.00) Dollars per share and maintains such price for at least ninety (90) days, all outstanding shares of Series C Convertible Preferred Stock shall be automatically converted into shares of Common Stock of the Corporation on such ninetieth day.

                        (xvii)(2)   In the event that at any time during
the period ending October 31, 1999, the fair market price of the Corporation's Common Stock as quoted on NASDAQ, attains a price of Six ($6.00) Dollars per share and maintains such price for at least ninety (90) days, all outstanding shares of Series B Convertible Preferred Stock shall be automatically converted into shares of Common Stock of the Corporation on such ninetieth day.

                        (xvii)(3)   In the event that the holder of any
share or shares of Series C Convertible Preferred Stock shall not have converted such share or shares prior to December 30, 2004, such share or shares shall be automatically converted into shares of Common Stock of the Corporation.

                  (h) Redemption. The shares of Series B Convertible Preferred Stock shall be redeemed as follows:

                        (h)(i) Mandatory Redemption. On December 30, 1999, the Corporation shall redeem from each holder of shares of Series B Convertible Preferred Stock, all of the shares of Series B Convertible Preferred Stock held by such holder on said date.

                        (h)(ii) Redemption Price and Payment. The Series B Convertible Preferred Stock to be redeemed on the Redemption Date shall be redeemed by paying for each share in cash an amount equal to $2.00 per share plus, in the case of each share, an amount equal to all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends declared but unpaid thereon, computed to the Redemption Date, such amount being referred to as the "Redemption Price". Such payment shall be made in full on the Redemption Date to the holders entitled thereto.

                        (h)(iii)    Redemption Mechanics.  At least 20 but
not more than 30 days prior to the Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation by mail, postage prepaid, or by telex to non-U.S. residents, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series B Convertible Preferred Stock notifying such holder of the redemption and specifying the Redemption Price, the Redemption Date and the place where said Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series B Convertible Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series B Convertible Preferred Stock on the Redemption Date are insufficient to redeem the total number outstanding shares of Series B Convertible Preferred Stock, the holders of shares of Series B Convertible Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. The shares of Series B Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series B Convertible Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

                        (h)(iv) Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series B Convertible Preferred Stock redeemed pursuant to this paragraph (h) or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporation action as may be necessary to reduce accordingly the number of authorized shares of Series B Convertible Preferred Stock.

                  (i) Amendments. No provision of these terms of the Series B and/or Series C Convertible Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series B and/or Series C Convertible Preferred Stock."

      5. The foregoing amendment to the Certificate of Incorporation was authorized by the Board of Directors at a meeting of the Board duly held on September 29, 1994.

      IN WITNESS WHEREOF, we have hereunto subscribed this Certificate this 22nd day of November, 1994.


                                    -----------------------------------
                                    Kennard H. Morganstern, President



                                    -----------------------------------
                                    Harvey Cohen, Secretary

                                  VERIFICATION



STATE OF NEW YORK       )
                        ) ss.:
COUNTY OF NASSAU        )


      HARVEY COHEN, being duly sworn deposes and says, that he is the Secretary of Medical Sterilization, Inc., the corporation named in and described in the foregoing certificate, and is one of the persons described in and who executed the foregoing certificate, that he has read the foregoing Certificate of Amendment of the Certificate of Incorporation and knows the contents thereof, and that the statements contained therein are true.


                                                  ------------------------
                                                       Harvey Cohen


Sworn to before me this
22nd day of November, 1994



         --------------------
            Notary Public









393LMM5962/1.195588_1